SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2010

Z3 ENTERPRISES, INC.
[Missing Graphic Reference]
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53443	75-3076597
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2831 St. Rose Parkway, Suite 204, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 589-4709

[Missing Graphic Reference]
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5-Corporate Governance and Management

Item 5.01 Change in Control of Registrant

On December 24, 2010,  Phoenix Productions and Entertainment Group, Inc. (“PPEG) closed on a  Stock Purchase Agreement with Judson Bibb  whereby PPEG acquired  13,639,200  (2,273,200 pre-split) shares of the Company’s issued and outstanding shares of common stock (the “Shares”)  for a purchase price of $100,000.

The Shares represent approximately 68% of the Company’s issued and outstanding shares of common stock.   PPEG  used their own funds in connection with the purchase of the Shares.  In connection with the change in control,  Mr. Bibb agreed to step down as an officer of the Company.  Also in connection with the change of control,  Ross Giles was appointed as the Company’s new chief executive officer and president, Ron Littrell was appointed as the Company’s chief operating  officer and Drew Fezzey was  appointed as a Company director.

Nail Yaldo is the managing member of PPEG.  Mr.  Yaldo, has been involved in the investment and financial services industry since 1993.  At the start of his career he worked for Smith Barney, Prudential Securities, Huntington Bank-Private Banking, Trust and Investments, as well as Citizens Bank.  From 2000-2002 he worked with Munder Capital Management, a mutual fund and institutional money management firm.   Since 2003 he has worked independently as a consultant in the financial services industry and formed his own company, NFY Financial Consulting, PPLC in 2007.  Mr. Yaldo began his career in private banking and trust.  He has also been involved with municipal financings. Mr. Yaldo  is a graduate of Wayne State University with a Bachelor of Science in Finance & Business Economics.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 24, 2010 Judson Bibb resigned as the Company’s chief executive officer, president, treasurer and Secretary. Mr. Bibb will remain on the Company’s Board of Directors.

Concurrent with the resignation of Judson Bibb as the Company’s sole officer, Ross Giles was appointed as the Company’s new chief executive officer and president and Ron Littrell was appointed as the Company’s chief operating officer.  Drew Fezzey was appointed as a director joining Judson Bibb on the Company’s Board of Directors.

Ross Giles has experience at both the executive and managerial levels.  From 2008 through 2010 as the Operations Manager of RRC Gold and Silver located in Minnesota he was responsible for precious metal procurement, human resources, sales training and product education.  From 2004-2008 he served as a project manager for VSI Facility Solutions, an interior construction firm located in Minnesota.  He was also responsible for overseeing the corporate relocation of Super Valu corporation from Boise, Idaho to Minneapolis, Minnesota.    Also from 1998 until the present,  Mr. Giles also ran his own business, Gameball Ink Sports Keepsakes, a sports memorabilia company.   Mr. Giles is a graduate of St. Thomas University where he earned a degree in Management Information Systems.

Ron Littrell,  has over twenty five years of experience in the film and entertainment industry.  He worked for twelve years with Maritz Communications Inc. holding various positions including staff assistant, director, casting director and producer.  He also worked for six years as a staffing producer and director for Arion Productions, Inc. He has also worked as a freelance director and producer for many film production and advertising agencies.  Mr. Lattrell has directed or produced hundreds of films, television commercials, music videos and documentaries.  He has worked with a diverse group of clients including General Motors, Anheuser-Busch, AT&T, Coca Cola and IBM to name a few.  He has also worked with several of the largest advertising agencies in the United States.

Drew Fezzey is a dynamic and accomplished creative talent with an extensive background in the entertainment, publishing, advertising and marketing business.  During his professional career he has worked as writer, producer, director, composer, musician and marketing strategist.  Since 1976 he has served as chairman and chief creative director for Greybear, Inc., a  music, film, publishing, marketing, creative service licensing and production company.  From 2000-2001 he worked as the vice president and executive creative director  for the Berline Group located in Bloomfield Hill, Michigan.

The Company has not yet established compensation levels for Mr. Giles,  Mr. Littrell or Mr. Fezzey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2010	Z3 Enterprises, Inc
(Registrant)

	By:	/s/ Ross Giles
Ross Giles, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 1.1	Stock Purchase and Sale Agreement.